Exhibit 10.3

REINSTATEMENT AND SECOND AMENDMENT OF

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

THIS Reinstatement and Second Amendment of Purchase and Sale Agreement and Escrow Instructions (the “Second Amendment”) is made as of this 16th day of August, 2011, by and between YORK ASSOCIATES LIMITED PARTNERSHIP, a Virginia limited partnership (“Seller”) and FP-1, LLC, a Virginia limited liability company, or its permitted assigns (“Buyer”).

RECITALS

A.	Seller and Buyer entered into that certain Purchase and Sale Agreement and Escrow Instructions dated as of July 15, 2011, as amended by that certain First Amendment to Purchase and Sale Agreement and Escrow Instructions between Buyer and Seller dated July 29, 2011 (as amended by the First Amendment, the “Agreement”).

B.	Article 3 of the Agreement provided that Buyer had a period from and after the date of the Agreement through and including 5 p.m. eastern time on August 15, 2011 (the “Due Diligence Period”) to examine, inspect and investigate the Property and other matters associated therewith and further provided that in the event Buyer did not provide written notice to Seller prior to expiration of the Due Diligence Period of Buyer’s election to proceed, then Buyer would be deemed to have elected to terminate the Agreement.

C.	Buyer did not, prior to expiration of the Due Diligence Period, provide such written notice to Seller to proceed and the Agreement was, therefore, terminated.

D.	Seller and Buyer wish to reinstate the Agreement and amend certain of its terms as hereafter set forth.

NOW, THEREFORE, WITNESSETH: In consideration of Ten Dollars ($10) cash in hand, paid by Buyer to Seller, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Buyer, Seller and Buyer agree as follows:

1.	Capitalized Terms. Unless otherwise specified in this Second Amendment, words and phrases that are capitalized in this Second Amendment have the meanings given to them in the Agreement.

2.	Amended Provisions. The Agreement is hereby amended as follows:

2.1	The second sentence of Section 2.1 of the Agreement is hereby deleted and replaced in its entirety with the following: “The “Closing Date” shall be a date to be chosen by Buyer by written notice to Seller given no later than September 15, 2011, which Closing Date shall be no earlier than September 30, 2011 and no later than October 31, 2011.”

2.2	Section 3.1 of the Agreement is hereby amended by extending the Due Diligence Period to 5 p.m. eastern time on August 29, 2011.

2.3	Section 3.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

3.2 Termination Right. In the event that, during the Due Diligence Period, Buyer determines in its sole discretion that it desires to acquire the Property, Buyer shall provide written notice to Seller (prior to the expiration of the Due Diligence Period) of Buyer’s election to proceed “Notice to Proceed”). In the absence of the timely delivery by Buyer of the Notice to Proceed, Buyer shall be deemed to have elected to terminate this Agreement by reason of its rights to do so under this Section 3.2, in which event, subject to any obligations which expressly survive termination of this Agreement, this Agreement shall terminate, the Deposit shall be delivered to Buyer and thereupon neither party shall have any further rights or obligations to the other hereunder. If Buyer provides the Notice to Proceed to Seller prior to expiration of the Due Diligence Period, then this Agreement shall remain in full force and effect and the parties shall proceed to Closing in the manner set forth herein; provided, however, that in the event Buyer has given Seller the Notice to Proceed, Buyer shall have a period (the “Financing Contingency Period”) through and including 5 p.m. eastern time on September 15, 2011, to identify financing to acquire the Property on terms reasonably acceptable to Buyer. At such time as Buyer has received a commitment from a lender on terms reasonably acceptable to Buyer for the purpose of financing acquisition of the Property, Buyer shall notify Seller by written notice (the “Financing Notice”) that Buyer has a satisfactory commitment for such financing. At the time of delivery to Seller of the Financing Notice, the Financing Contingency Period shall terminate. In the absence of the timely delivered by Buyer of the Financing Notice, Buyer shall be deemed to have elected to terminate this Agreement by reason of its rights to do so under this Section 3.2, in which event, subject to any obligations which expressly survive termination of this Agreement, this Agreement shall terminate, the Deposit shall be delivered to Buyer and thereupon neither party shall have any further rights or obligations to the other hereunder. If Buyer does not terminate this Agreement pursuant to this Section 3.2, then this Agreement shall remain in full force and effect and the parties shall proceed to Closing in the manner set forth herein. If Buyer is deemed to have terminated this Agreement pursuant to this Section 3,2, Buyer shall return to Seller all of Seller’s documents previously delivered to Buyer, and Buyer shall repair any damage to the Property caused by its studies and investigations.

3.	Ratification of Agreement. Except as specifically amended hereby, the terms and provisions of the Agreement are ratified and confirmed by Seller and Buyer. Hereafter, all references in the Agreement or any documents referred to in the Agreement shall mean the Agreement as amended by this Second Amendment.

4.	Execution. This Second Amendment may be executed by handwritten signing or by electronically transmitted facsimile of such signing, either of which shall create a validly executed document, in any number of counterparts, each of which shall be deemed an original and such counterparts together shall be deemed and constitute one and the same Second Amendment .

IN WITNESS WHEREOF, Buyer and Seller have executed this Second Amendment as of the date first above written.

SELLER:

YORK ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Stanley R. Zupnik
Stanley R. Zupnik, General Partner

BUYER:

FP-1, LLC

By:	DF FP-1 Manager Co., Inc., its Manager

	By:	/s/ Wendy C. Drucker
Wendy C. Drucker, President

3